Exhibit 10.11

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NON-EXCLUSIVE PATENT LICENSE AGREEMENT

This Non-Exclusive Patent License Agreement (the “Agreement”) is made as of 18th October 2019 (the “Effective Date”) by and between Pfizer Inc. a corporation organized under the laws of Delaware, having its principal place of business at 235 East 42nd Street, New York, NY 10017, USA (hereinafter “Pfizer”) on behalf of itself and its Affiliates, and Oyster Point Pharma, Inc. a corporation organized and existing under the laws of Delaware and having offices located at 202 Carnegie Center, Suite 109, Princeton, NJ 08540 (“Oyster”). Each of Oyster and Pfizer may be referred to individually herein as a “Party” or collectively as the “Parties”.

WHEREAS, Pfizer has the right to grant licenses under the Licensed Patents;

WHEREAS, Oyster wishes to obtain a non-exclusive license under the Licensed Patents, to develop, make, have made, use, import and sell Licensed Product; and

WHEREAS, Pfizer is willing to grant such a license to Oyster on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS. The following terms shall have the meanings indicated in this Agreement:

1.1.

“Affiliate” means any Person controlled by, controlling, or under common control with either Oyster or Pfizer. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of such Person or having the right to direct, appoint or remove a majority or more of the members of its board of directors (or their equivalent), or having the power to control the general management of such Person, by contract, law or otherwise. Notwithstanding the foregoing, the term “Affiliate” shall not include Persons in which a Party or its Affiliates owns a majority of the ordinary voting to elect a majority of the board of directors or other governing body but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.2.	“Applicable Law” means any applicable law, statute, rule, regulation, order, judgment or ordinance of any governmental authority.

1.3.

“Bankruptcy Event” means, with respect to a specified Person, (a) the filing by such Person in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of such Person or of its assets, (b) the filing against such Person of an involuntary petition for any bankruptcy or insolvency proceeding which petition is not dismissed within sixty (60) calendar days after filing, (c) the making by such Person of an assignment for the benefit of its creditors, (d) the taking of possession of any material part of the assets of such Person by a lien holder or other encumbrancer, or (e) the levy or enforcement of any distress, execution or other process upon or against any of the material assets of such Person.

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1.4.	“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by Applicable Law to remain closed.

1.5.	“Calendar Quarter” means any quarter ending at the end of March, June, September and December, respectively.

1.6.	“Calendar Year” means each calendar year.

1.7.	“Compound” means 7,8,9,10-tetrahydro-6,10-methano-6H-pyrazino[2,3-h][3]benzazepine, also known as varenicline and any salt form thereof, including the tartrate salt thereof.

1.8.

“Confidential Information” means, (i) the terms of this Agreement including all Schedules and (ii) with respect to any Party (“Disclosing Party”), any information relating to the Licensed Product that is disclosed in writing or by email to the other Party (“Receiving Party”) during the Term of this Agreement, but shall not include information that:

(a)	the Receiving Party or any of its Affiliates owned or controlled prior to receipt from the Disclosing Party, or

(b)	is or becomes public through no breach of this Agreement by the Receiving Party or any of its Affiliates, or

(c)	is hereafter developed by the Receiving Party or any of its Affiliates independent of any disclosure from the Disclosing Party as evidenced by competent written proof, or

(d)	the Receiving Party or any of its Affiliates obtains from a Third Party Person not under confidentiality obligation to the Disclosing Party.

1.9.	“Field” means the treatment, control, prophylaxis or prevention of any ophthalmic disease or condition in humans by nasal administration of a Licensed Product.

1.10.	“Indemnitee” is defined in Section 5.1.

1.11.	“Infringer” is defined in Section 4.2.

1.12.

“Licensed Patents” means the United States (a) patents and patent applications listed on Schedule 1.12, (b) divisional, continuation, substitution, applications therefrom and renewals thereof, and (c) patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates and the equivalent thereof.

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1.13.

“Licensed Product” means Oyster’s product known as OC-01, a nasal spray containing the Compound as [***] pharmaceutical ingredient, and described in United States Investigational New Drug Application #138645, the development, manufacture, use, sale or importation of which would, absent the license granted by Pfizer to Oyster herein, infringe or contribute to the infringement of or induce a Third Party to infringe any Valid Claim in any Licensed Patent covering the Compound.

1.14.

“Net Sales” means, with respect to all Licensed Product distributed or sold in the Territory to Third Parties by Oyster, its Affiliates or any of its or their Sublicensees, gross receipts from sales of such Licensed Product in the Territory, less in each case [***]. For sake of clarity, in order to avoid double payment of royalty on Net Sales of specific units of Licensed Product, gross receipts from sales by Oyster to a Sublicensee (or by a Oyster’s Affiliate to a Sublicensee) under the terms of a supply, license or other agreement will not be included in Net Sales, provided that such gross receipts from sales, as well as permitted deductions from gross sales allowed under this definition, by such Sublicensee are included in and reported to Pfizer as Net Sales. For further clarity and avoidance of doubt, sales of Licensed Product by Oyster, its Affiliates or any Sublicensee to a distributor or other reseller, including (without limitation) as defined in Section 2.1.1(b), shall be considered a sale to a Third Party, and gross receipts of such sales shall be included in calculating Net Sales. Net Sales shall be determined from the books and records of Oyster or the applicable Oyster’s Affiliates or Sublicensees maintained in accordance with the United States Generally Accepted Accounting Principles consistently applied.

1.15.	“Party” means Pfizer or Oyster and their respective successors and permitted assigns.

1.16.	“Person” means any natural person or legal entity.

1.17.	“Royalty Payments” is defined in Section 3.3.

1.18.

“Royalty Term” means, with respect to the Licensed Product, the period commencing on the date of first commercial sale within the Territory and expiring upon the later of (a) the expiration of all regulatory or data exclusivity pertaining to the Compound in the Territory, that is granted to, owned or controlled by Pfizer; and (b) the expiration or abandonment of the last Valid Claims of the Licensed Patents, including any patent term extensions or supplemental certificates.

1.19.

“Sublicensee” means a Third Party that has entered or enters into, whether prior to or after the Effective Date of this Agreement, a bona fide agreement with Oyster, including (without limitation) a sublicense agreement under Section 2.2, to develop, make, use, sell, promote or import Licensed Product.

1.20.	“Term” is defined in Section 6.1.

1.21.	“Third Party” means any Person or entity other than Oyster, Pfizer or any of their respective Affiliates.

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1.22.	“Territory” means the United States of America, its territories and possessions.

1.23.

“Valid Claim” means any claim of any issued and unexpired Licensed Patent that has not been held permanently revoked, deemed unenforceable or invalid by a decision of a court or other government agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.

2.	GRANT OF RIGHTS.

2.1.

License. Pfizer hereby grants to Oyster for the Term of this Agreement a non-exclusive, royalty-bearing license under the Licensed Patents, with the limited right to grant sublicenses only as set forth in Section 2.2, to develop, have developed, make, have made, use, offer to sell, sell, have sold Licensed Product in the Territory for use in the Field.

2.2.

Sublicensing. Notwithstanding anything herein to the contrary, Oyster shall have the right to grant sublicenses only to (a) Oyster’s Affiliates and (b) any Sublicensee; provided, however, that (i) Oyster shall always be responsible for the actions and obligations relevant to this Agreement of every such Affiliate or Sublicensee as if such actions and obligations were carried out by Oyster itself, including (without limitation) the payment of any royalties or other payments provided for hereunder, (ii) all sublicenses granted hereunder to each Affiliate or Sublicensee shall be in writing, consistent with and subject to the terms and conditions of this Agreement [***], and (iii) Oyster shall, within [***] of signing of any such sublicense agreement, (x) notify Pfizer in writing about any sublicense to any Affiliate or Sublicensee, and (y) provide Pfizer with a copy within [***] of the signing of any such sublicense agreement. [***]

2.3.

Retained Rights. Other than the licenses and rights expressly set forth in Section 2.1, this Agreement provides Oyster with no right, title or interest, either express or implied, by estoppel or otherwise, in or to any intellectual property rights owned or controlled by Pfizer or any of Pfizer’s Affiliates, including, without limitation, any patent right, trademark, copyright, trade secret or know-how. Further, no rights, licenses or waivers are granted to Oyster or its Affiliates or Sublicensees under any patent rights or other intellectual property rights owned or controlled by Pfizer or any of its Affiliates as of the Effective Date or that become owned or controlled by Pfizer or any of its Affiliates at any time during the term of this Agreement, except and only to the extent as expressly provided in this Agreement. Oyster acknowledges and agrees that the licenses granted to it in Section 2.1 above only provide Oyster with the rights set forth therein with respect to the Licensed Product in the Territory.

2.4.

Notification Letter. No later than [***], Pfizer shall deliver to Oyster an executed copy of the form of FDA notification letter set forth on Schedule 2.4 confirming the grant to Oyster of the licenses under the Licensed Patents set forth in this Article 2.

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3.	PAYMENTS. Oyster shall make the following payments to Pfizer as consideration for the rights granted by Pfizer hereunder:

3.1.

Licensing Fee. On the Effective Date, Oyster shall pay Pfizer a non-refundable, non-creditable licensing fee of Five Million U.S. Dollars (U.S. $5,000,000) in immediately available funds to Pfizer’s bank account:

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3.2.	Commercial Milestones. If aggregate Net Sales of the Licensed Product exceed [***] in any [***], then Oyster shall pay Pfizer a non-refundable, non-creditable one-time commercial milestone of [***].

3.3.

Royalties. Oyster shall pay or cause to be paid to Pfizer royalties on aggregate Net Sales of Licensed Product by Oyster or any of its Affiliates or Sublicensees (“Royalty Payments”) in the Territory during each Calendar Year after Regulatory Approval, until the expiration of the Royalty Term for such Licensed Product, based on the following:

AGGREGATE NET SALES OF LICENSED PRODUCT DURING A CALENDAR YEAR	MARGINAL ROYALTY RATE
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For avoidance of doubt, no multiple royalties shall be payable if a Licensed Product, its manufacture, use or sale is or shall be covered by more than one Valid Claim of a patent included in the Licensed Patents or more than one patent under the Licensed Patents. Royalty Payments shall be made in accordance with the provisions set forth in Section 3.6.

3.4.

Records. During the Term of this Agreement and for [***] thereafter, Oyster shall (and shall cause its Affiliates and permitted Sublicensees to) keep complete and accurate records of sales of Licensed Product and such other matters as may affect the determination of any amount payable to Pfizer hereunder in sufficient detail to enable certified public accountants engaged by Pfizer to determine any amounts payable to Pfizer under this Agreement. Oyster shall (and shall cause its Affiliates and permitted Sublicensees to) permit certified public accountants engaged by Pfizer, at Pfizer’s expense (except as provided below), to examine not more than once in any [***] period its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement or the accuracy of any amount payable hereunder for a [***] period after the royalty period to which such records relate. Should any examination conducted by Pfizer or its representatives pursuant to the provisions of this paragraph result in an increase of more than [***] of any payment due Pfizer hereunder, Oyster, in addition to any amounts that may be due Pfizer, shall be obligated to reimburse any out-of-pocket expenses incurred by Pfizer with respect to such examination within [***] after receipt of an invoice therefore from Pfizer and the limitation to examine the books ledger and records only [***] period shall no longer apply.

3.5.

Royalty Reports. Within [***] after the Calendar Quarter of each year after Regulatory Approval, Oyster shall deliver to Pfizer a true and accurate report, giving such particulars of all sales of Licensed Product by Oyster, its Affiliates and permitted Sublicensees during

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the preceding Calendar Quarter under this Agreement as are pertinent to an accounting for any Royalty Payments hereunder. Each such report will contain the following information: (a) the number and kind of Licensed Product sold, (b) total gross invoice amounts for each such Licensed Product, (c) deductions applicable to determine Net Sales, and (d) the calculation of the total amount due to Pfizer for the preceding Calendar Quarter. For purposes of determining when a sale of a Licensed Product occurs, the sale shall be deemed to occur on the date of invoice to the purchaser of the Licensed Product. All payments shall be made in United States (U.S.) Dollars.

3.6.

Payments. Within [***] of the end of each Calendar Quarter in which any Net Sales occur, Oyster shall calculate the Royalty Payments owed to Pfizer and shall remit to Pfizer by wire transfer via immediately available funds in U.S. Dollars the amount owed to Pfizer to credit the bank account set forth below or such other bank account as designated by Pfizer in writing to Oyster at least [***] before payment is due. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

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3.7.	[***] Royalty Reports. At least [***] in a Calendar Year, Oyster shall provide to Pfizer [***], which shall be reported [***]. On Pfizer’s request and not more than [***].

3.8.	Taxes.

3.8.1.

Withholding Taxes. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. In the event any payments made by Oyster to Pfizer pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, Oyster shall deduct and withhold the amount of such taxes for the account of Pfizer to the extent required by Applicable Law and such amounts payable to Pfizer shall be reduced by the amount of taxes deducted and withheld, which shall be treated as paid to Pfizer in accordance with this Agreement. To the extent that Oyster is required to deduct and withhold taxes on any payments under this Agreement, Oyster shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable Pfizer to claim such payments of taxes. Pfizer shall provide any tax forms to Oyster that may be reasonably necessary in order for Oyster not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

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3.8.2.

Tax Actions. Notwithstanding anything in this Agreement to the contrary, if an action, including but not limited to any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with Applicable Laws or filing or record retention requirements (a “Tax Action”) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of a Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action, then (i) the sum payable by the Party that caused the Tax Action (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no Tax Action occurred and (ii) the sum payable by the Party that caused a Tax Action (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Law. For the avoidance of doubt, a Party shall only be liable for increased payments pursuant to this Section to the extent such Party engaged in a Tax Action that created or increased a withholding tax or VAT on the other Party.

3.8.3.

Cooperation. The Parties agree to cooperate and produce on a timely basis any tax forms or reports reasonably requested by the other Party in connection with any payment made by Oyster to Pfizer under this Agreement.

3.9.

Overdue Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest, to the extent permitted by law, at [***] effective for the date such payment was due, as reported in the Wall Street Journal. Such interest shall be computed based on a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

3.10.	[***]

4.	PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

4.1.

Patent Prosecution/Patent Costs. Pfizer or its designee shall have the sole right at its sole discretion and expense, but no obligation, to prosecute, maintain, renew, extend and defend all Licensed Patents. Pfizer shall be entitled to abandon, disclaim or allow to lapse the Licensed Patents or any claims therein at any time and at its sole discretion.

4.2.

Infringement by Third Parties. In the case of any infringement of any Licensed Patent by any Third Party (an “Infringer”) during the Term of this Agreement, Pfizer or its designee shall have the sole right, but not the obligation, to prosecute such Infringer, including the right to bring an infringement action and defense against counter-claims of invalidity and unenforceability. Oyster shall assist as reasonably requested in taking any such action against any such Infringer (with any reasonable out-of-pocket costs to be reimbursed by Pfizer). Any amount recovered by or reimbursed to Pfizer as a result of any action taken by Pfizer under this Section 4.2 (including, without limitation, from any settlement or other voluntary disposition thereof) shall be retained by Pfizer.

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4.3.

Notification of Suspected Infringement. If Oyster suspects or becomes aware of an infringement of any of the Licensed Patents, Oyster will give notice containing such details as are available to it to Pfizer. Without limiting in any way the absolute discretion of Pfizer in deciding whether to prosecute the infringement or suspected infringement given by Section 4.2 above, the Parties may subsequently agree to discuss such potential infringement. The manner and nature of communications, if any, between Pfizer and the alleged infringer shall be within the sole discretion of Pfizer.

4.4.

Patent Marking. Oyster may use appropriate patent marking on Licensed Product where legally permissible. Oyster shall register or record this Agreement in the United States only if required by law or regulation.

4.5.

Trademarks. Oyster shall not use, and shall cause its Affiliates and Sublicensees not to use, in any way, any of Pfizer’s or Pfizer’s Affiliates’ trademarks, trade names or trade dress or any trademarks, trade names or trade dress which are confusingly similar to any of Pfizer’s or Pfizer’s Affiliates’ trademarks, trade names or trade dress, in connection with their exploitation of the Licensed Product. For the sake of clarity and without limiting the foregoing, the Licensed Product shall not bear any markings, trademarks, trade names, color schemes or other trade dress that are identical to or confusingly similar to that used by Pfizer or any of its Affiliates for Pfizer’s Chantix® product.

5.	INDEMNIFICATION, INSURANCE, REPRESENTATIONS, & WARRANTIES

5.1.

Responsibility. As between Pfizer and Oyster, Oyster shall be solely responsible for all product liability claims filed by any Third Party to the extent that they claim injury from the use of the Licensed Product.

5.2.

Indemnification by Oyster. Oyster shall indemnify, defend and hold harmless Pfizer, its Affiliates and their respective officers, directors, stockholders, employees, agents, representatives, successors and assigns, heirs, administrators, executors, suppliers and manufacturers (collectively, the “Pfizer Indemnitees”) from any claims, losses, liabilities, costs, expenses (including reasonable attorney fees) and damages (collectively, “Liabilities”) arising out of any claim (including, without limitation, any product liability claim) made by a Third Party to the extent based upon the manufacture, marketing, distribution and/or sale of the Licensed Product. Notwithstanding the foregoing, Oyster shall have no obligation to any Pfizer Indemnitee under this Section 5.2 unless Pfizer gives Oyster sole control of the defense and all related settlement negotiations with respect to such claim, lawsuit or other action and reasonably cooperates with Oyster and its agents in the defense of such claim, lawsuit or other action. Notwithstanding the foregoing, Pfizer shall, at its cost, have the right to participate in the defense of any such claim, lawsuit or other action referred to in this section utilizing attorneys of its choice. Oyster shall not enter into any settlement with a Third Party related to any claim or lawsuit which give rise to Liabilities unless the settlement agreement provides [***].

5.3.

Insurance. Oyster shall obtain and maintain at all times during and after the term of this Agreement commercial general liability insurance, including products liability coverage, with limits of liability of not less than [***]. Oyster shall provide Pfizer with a Certificate

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of Insurance evidencing this coverage on the Effective Date. Such insurance policy shall name Pfizer as an additional insured and Oyster shall use its reasonable efforts to ensure such insurance policy contains a provision requiring [***] advance notice to Pfizer in the event of its cancellation or termination. Oyster shall secure coverage with insurers having an A.M. Best Rating of A-VII or better.

5.4.

Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PFIZER MAKES NO EXPRESS OR IMPLIED WARRANTY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE LICENSED PATENTS (INCLUDING THEIR ISSUANCE OR VALIDITY) OR ANY LICENSED PRODUCT OR OTHERWISE AND HEREBY DISCLAIMS THE SAME. EXCEPT AS PROVIDED BELOW, LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTY THAT THE MANUFACTURE, USE OR SALE OF ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER RIGHT OF PFIZER OR ANY THIRD PARTY AND HEREBY DISCLAIMS THE SAME.

5.5.

Representations and Warranties of Pfizer. Pfizer hereby represents and warrants to Oyster that Pfizer has the full right and authority to execute and perform this Agreement and the execution and performance of this Agreement by Pfizer will not conflict with, cause a default under or violate any existing contractual obligation that may be owed by Pfizer to any Third Party.

5.6.

Representations and Warranties of Oyster. Oyster hereby represents and warrants to Pfizer that Oyster has the full right and authority to execute and perform this Agreement and the execution and performance of this Agreement by Oyster will not conflict with, cause a default under or violate any existing contractual obligation that may be owed by Oyster to any Third Party.

5.7.

Anti-Bribery and Anti-Corruption Laws. With respect to the activities contemplated under this Agreement, each Party shall comply with the U.S. Foreign Corrupt Practices Act (FCPA) or any other applicable anti-bribery or anti-corruption laws (“Compliance Laws”). With respect to the activities contemplated under this Agreement, each Party represents and warrants to each other that neither it, nor its respective Affiliates, nor to its knowledge, any directors, officers, employees, nor to its knowledge, any consultant, agent or representative or other person acting on its behalf has taken or will take any action, directly or indirectly, to pay, offer, promise or authorize the payment, or giving of anything of value to any Government Official, or to any person, and has not accepted and will not accept a payment for any item of value or benefit, regardless of value, (a) for the purpose of (i) influencing any act or decision of such Government Official(s) or person in their official capacity, including the failure to perform an official function, in order to assist it or its Affiliates or any beneficiary of it in obtaining or retaining business, or directing business to any Third Party, (ii) securing an improper advantage, (iii) inducing such Government Official(s) or person to use their influence to affect or influence any act or decision of a government entity, as applicable, or commercial enterprise, as applicable, in

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order to assist it or any person related to it, its Affiliates or any beneficiary of it in obtaining or retaining business, or directing business to any Third Party, or (iv) providing an unlawful personal gain or benefit, of financial or other value, to such Government Official(s) or person; (b) to improperly obtain or retain business or to gain an improper advantage; or (c) otherwise for the benefit of it, or any of its Affiliates in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative law.

With respect to the activities contemplated by this Agreement, there will be no false or fictitious entries made in the books or records of either party relating to any payment that applicable anti-corruption, anti-bribery and money laundering-related legal requirements, including Compliance Laws, prohibits, and neither party will establish or maintain a secret or unrecorded fund for use in making any such payments.

As used herein, “Government Official” means: (i) any elected or appointed official of a Foreign Government (e.g., a member of a ministry of health), (ii) any employee or individual acting for or on behalf of a Foreign Government official, Foreign Government agency, or enterprise performing a function of, or owned or controlled by, a Foreign Government, (iii) any non-U.S. political party officer, candidate for foreign political office, or employee or individual acting for or on behalf of a foreign political party, or candidate for foreign political office, (iv) any employee or individual acting for or on behalf of a public international organization, (v) any member of a royal family or member of a Foreign Government military and (vi) any individual otherwise categorized as an official of a Foreign Government under local legal requirements. For purposes of this definition, “Foreign Government” includes all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive). Without limiting the generality of the foregoing and for the avoidance of doubt, for purposes of this Agreement, all Foreign Government employees and employees of enterprises owned or controlled by Foreign Governments (e.g., doctors employed in hospitals owned or controlled by Foreign Governments, researchers employed by universities owned or controlled by Foreign Governments, and Foreign Government ministers, civil servants, and regulators) are considered Government Officials.

6.	TERM AND TERMINATION.

6.1.	Term. This Agreement will commence on the Effective Date and will remain in effect until all claims in all Licensed Patents have expired or been irretrievably abandoned (the “Term”).

6.2.	Termination by Pfizer. Pfizer shall have the right to terminate this Agreement and the license granted hereunder in its entirety upon the occurrence of any of the following events:

6.2.1.

Oyster fails to pay or cause to be paid any payment which has become due to Pfizer under this Agreement and has not cured such non-payment within thirty (30) calendar days after written notice from Pfizer to Oyster specifying such non-payment;

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6.2.2.

Oyster is in breach of or default under any material provision of this Agreement other than a payment obligation referred to in Section 6.2 and has not cured such breach or default within sixty (60) calendar days after written notice from Pfizer to Oyster specifying the nature of such breach or default; or

6.2.3.	If a Bankruptcy Event occurs with respect to Oyster.

6.3.	Termination by Oyster. Oyster shall have the right to terminate this Agreement immediately upon one hundred and twenty (120) calendar days’ written notice to Pfizer.

6.4.	Effect of Termination.

6.4.1.	Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination.

6.4.2.

Pfizer’s right to receive all payments accrued under Sections 3.2 (Commercial Milestones) and 3.3 (Royalties), and the provisions of Sections 3.1 (Licensing Fee), 3.4 (Records, for the time period set forth therein), 3.6 (Payments), 3.8 (Taxes), 3.9 (Overdue Payments), 4.2 (Infringement by Third Parties) (but only with respect to infringement occurring prior to the effective date of termination), 5.1 (Responsibility) and 5.2 (Indemnification), 5.4 (Warranty Disclaimer), and Articles 7 (Confidentiality, for the time period set forth in Section 7.4) and 8 (General) shall survive termination of this Agreement for any reason.

7.	CONFIDENTIALITY.

7.1.

Obligations. The Receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party may disclose the Confidential Information to (a) its Affiliates, and their respective directors, officers and employees, subcontractors, current and prospective respective licensees and Sublicensees, consultants, attorneys, accountants, banks and investors who have a need to know such information, and (b) if the Receiving Party is Pfizer, Third Parties considering entering an agreement for the assignment of Pfizer’s rights to receive some or all of the payments due under this Agreement ((a) and (b) collectively, “Recipients”), provided that the Receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement. Both Pfizer and Oyster are a Receiving Party with respect to this Agreement and its terms. Pfizer and Oyster may disclose, on a confidential basis, the existence of this Agreement and the licenses granted by it to their current and prospective respective licensees and Sublicensees, as well as (on a confidential basis) any provisions of Article 3 that may directly impact such current and prospective respective licensees and Sublicensees.

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7.2.

Exceptions. The restrictions set forth in this Article 6.4.2 shall not apply to any Confidential Information that the Receiving Party is required to disclose under Applicable Laws (including the securities laws) or a court order or other governmental order, provided that the Receiving Party: (a) provides the Disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the Disclosing Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure if legally permitted and (c) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel.

7.3.

Notwithstanding Section 7.1, Oyster may disclose the following information to the extent required under Applicable Laws (including the securities laws) without complying with Sections 7.1(a), (b) or (c), but Oyster will seek to secure confidential treatment of as much of such information as permitted by the governing authority requiring the disclosure:

(a)	the name of Pfizer as licensor of the Licensed Patents to Oyster;

(b)	a general description of the subject matter of this Agreement, other than the financial terms, conforming with the following description; or

(c)	the amount of any payments or royalties that have been made or could be made to Pfizer under this Agreement.

For avoidance of doubt, Section 7.3 does not permit disclosure of the Agreement except as set forth in Sections 7.1 and 7.2.

7.4.	The obligations of non-use and non-disclosure set forth in this Article 7 shall expire five (5) years after the expiration or early termination of this Agreement.

8.	GENERAL.

8.1.

Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) Pfizer may assign to a Third Party its rights to receive some or all of the payments payable hereunder, (b) Pfizer may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates; (c) Oyster may assign its rights and obligations under this Agreement to any Third Party that acquires Oyster, or to which Oyster transfers all or substantially all of its assets and other rights and interests of Oyster related to the development, manufacture, marketing, commercialization or importation of the Licensed Product in the Territory, and (d) Pfizer may assign its rights and obligations to a Third Party acquiring all of Pfizer’s business or any portion of Pfizer’s business that includes the Licensed Patents. In the cases of (c) and (d) of this Section, (1) the assigning Party shall provide the other Party with prompt written notice of any such assignment, and (2) the permitted assignee must agree in writing with the non-assigning Party to assume all obligations of the assigning Party and be bound by all of the terms and conditions of this Agreement. No permitted assignment shall relieve the assigning Party of liability for its obligations hereunder. Any attempted assignment in contravention of the foregoing shall be void.

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8.2.

Publicity. Neither Party shall issue any news release or other public announcement, whether written or oral, relating to this Agreement, including any of its terms, or to the performance of either Party hereunder without the prior written consent of the other Party, not to be unreasonably withheld.

8.3.

Use of Name. Neither Party shall use the name of the other in connection with this Agreement, the Licensed Patents, the Licensed Product or any related matter in any press releases, public announcements, public website, or other publicity or advertising materials unless required to do so by law or to comply with regulatory requirements.

8.4.

Entire Agreement/Amendments. This Agreement constitutes the entire and only agreement between the Parties relating to Licensed Patents, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements amending, altering or supplementing the terms hereof may be made except by means of a written document signed by a duly authorized representative of each Party.

8.5.

Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given: (a) upon delivery, when delivered personally (with written confirmation of receipt), or (b) two (2) clear Business Days after the date of posting, when sent by an internationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by written notice):

If to PFIZER:         Pfizer Inc.

235 East 42nd Street
New York, NY 10017
USA
[***]

with a copy to:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

USA

[***]

If to Oyster:             202 Carnegie Center,

Suite 109,

Princeton, NJ 08540

USA

[***]

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8.6.	Dispute Resolution/Arbitration.

8.6.1.

General. Except for disputes regarding whether a product is a “Licensed Product”, any disputes, controversies or other claims arising out of this Agreement, its interpretation, validity, performance, enforceability, breach or termination (“Disputes”) that are not settled amicably shall be referred by sending written notice of the Dispute to the other Party for [***].

8.6.2.

Number of Arbitrators. The arbitration shall be settled by a panel of three (3) arbitrators who are neutral to the Parties, and the Parties shall endeavor to jointly appoint the panel of arbitrators. If the Parties fail to jointly appoint the panel within [***] of the arbitration being initiated, the appointment shall be made by the [***].

8.6.3.	Powers of the Arbitrator.

(a)	The arbitrator is authorized to award to the prevailing Party, if a prevailing party is determined by the arbitrator, [***].

(b)	The arbitrator may not award punitive, exemplary, or consequential damages, nor may the arbitrator apply any multiplier to any award of actual damages, except as may be required by statute.

(c)

The arbitrator shall have the discretion to hear and determine at any stage of the arbitration any issue asserted by any Party to be dispositive of any claim or counterclaim, in whole or part, in accordance with such procedure as the arbitrator may deem appropriate, and the arbitrator may render an award on such issue.

(d)

In addition to the authority conferred on the arbitrator by the rules designated in this Agreement, and without prejudice to any provisional measures that may be available from a court of competent jurisdiction, the arbitrator shall have the power to grant any provisional measures that the arbitrator deems appropriate, including but not limited to provisional injunctive relieve, and any provisional measures ordered by the arbitrator may, to the extent permitted by Applicable Law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.

8.7.

Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws in effect in the State of New York, United States without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result. Section 8.6 does not intend to deprive any New York court of competent jurisdiction with respect to its power to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or the enforcement of any judgment or award. In any such action and for disputes regarding whether a product is a “Licensed Product”, the state or federal courts of New York shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum, (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party, and (e) consents to service of process in the manner provided by Section 8.4.

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8.8.

Limitation of Liability. EXCEPT FOR A LIABILITY AGAINST A PFIZER INDEMNITEE PURSUANT TO SECTION 5.2, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS WHETHER SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. [***] AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY OYSTER TO PFIZER UNDER THIS AGREEMENT [***] THE ACTION OR EVENT FROM WHICH THE LIABILITY AROSE. The foregoing exclusions and limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including but not limited to negligence), or any other grounds.

8.9.	Headings. Headings included herein are for convenience only and shall not be used to construe this Agreement.

8.10.

Independent Contractors. For the purposes of this Agreement and all services to be provided hereunder, each Party shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other Party. Neither Party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized in writing.

8.11.

Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

8.12.

Force Majeure. Neither Party shall be responsible or liable to the other Party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts or occurrences beyond the control of the nonperforming or delayed Party, including, but not limited to, acts of God, acts of government, wars, riots, strikes or other labor disputes, shortages of labor or material, fires, and floods, provided the nonperforming or delayed Party provides to the other Party written notice of the existence of and the reason for such nonperformance or delay.

8.13.

No Waiver. Failure of either Party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved or to terminate this Agreement arising out of any subsequent default or breach.

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8.14.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original document, but all of which shall constitute the same Agreement.

8.15.

Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party or the Parties “agree,” “consent” or ““approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

OYSTER POINT PHARMA, INC.		PFIZER INC.

By:	/s/ Jeffrey Nau	By:	/s/ Deborah Baron

Name:	Jeffrey Nau	Name:	Deborah Baron

Title:	Chief Executive Officer	Title:	VP Worldwide Business Development

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Schedule 1.12

Licensed Patents

Pfizer Docket No.	Appl’n No.	Patent No.	Grant Date	Normal Expiry Date	PTE Extension	PED Extension
010030E	10/127267	6951938	10/04/2005	10/13/2019	NA	NA
011872A	10/139730	6890927*	05/10/2005	05/06/2022	NA	11/06/2022
011872B	11/069724	7265119*	09/04/2007	08/03/2022 (PTA)	NA	02/03/2023

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Schedule 2.4

Form of Notification Letter

[***]